UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 9, 2009

VERSAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)           On September 9, 2009, Mr. Fernando V. Galaviz tendered his resignation, effective immediately, as a member of the Board of Directors (the “Board”) of Versar, Inc. (the “Company”).  Mr. Galaviz served as a member of the Compensation Committee and the Executive Committee of the Board at the time of his resignation.  In connection with his resignation, Mr. Galaviz informed the Company that he believed that he could better serve the interest of the Company’s stockholders by working independently as a stockholder to enhance the Company’s growth and profitability.  Other than differences of opinion with respect to the Company’s strategic direction, which matters have been considered by the full Board, the Company is not aware of any disagreement between Mr. Galaviz and the Company.

The Company regrets Mr. Galaviz’s decision to resign and recognizes Mr. Galaviz’s past contributions to the Board and his support of the Company and will continue to work with Mr. Galaviz, and all other interested stockholders, in its efforts to build long-term stockholder value.

After giving effect to Mr. Galaviz’s resignation, the Compensation Committee of the Board will continue to have three independent directors as members in accordance with regulatory requirements.  A copy of Mr. Galaviz’s letter of resignation is attached hereto as Exhibit 17.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

17.1
Letter dated September 9, 2009 from Mr. Fernando V. Galaviz to Mr. Paul J. Hoeper, Chairman of the Board of Directors of Versar, Inc. (redacted to remove Mr. Galaviz’s address, telephone number, and e-mail address).

99.1	Press Release issued September 11, 2009.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2009	VERSAR, INC.

	By:	/s/ James C. Dobbs
James C. Dobbs
Senior Vice President and General Counsel

3